Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to inducement options granted pursuant to individual non-qualified stock option agreements, each granted on October 31, 2007, of our report dated March 14, 2007, with respect to the consolidated financial statements of DSP Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2006, DSP Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DSP Group, Inc., filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

November 20, 2007

Tel-Aviv, Israel